Exhibit 4

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned with respect to the ordinary shares, par value $0.01 per share, of Viking Holdings Ltd, and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated this 2nd day of December, 2024.

Viking Capital Limited

By:	/s/ Richard Fear
Name: Richard Fear
Title: Director

Pallice Global, Inc.

By:	/s/ Richard Fear
Name: Richard Fear
Title: Director

Torstein Hagen Interest in Possession Settlement

By:	/s/ Robert Lindley
Name: Robert Lindley
Title: Authorized Signatory

Torstein Hagen

By:	/s/ Torstein Hagen
Name: Torstein Hagen

Karine Hagen

By:	/s/ Karine Hagen
Name: Karine Hagen